Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Conn’s, Inc. 2020 Omnibus Equity Plan of our reports dated April 14, 2020, with respect to the consolidated financial statements of Conn’s, Inc. and the effectiveness of internal control over financial reporting of Conns, Inc. included in its Annual Report (Form 10-K) for the year ended January 31, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Houston, Texas
January 20, 2021